UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 7, 2020

INTEC PHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	001-37521	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Hartom St. Har Hotzvim
Jerusalem, Israel	9777512
(Address of principal executive offices)	(Zip Code)

+ 972-2 - 586-4657
(Registrant’s telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary Shares, no, par value	NTEC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2020, Intec Pharma Ltd. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”), pursuant to which the Company agreed to sell 7,125,000 of its ordinary shares (the “Shares”) at a purchase price of $0.3511 per share and pre-funded warrants (the “Pre-funded Warrants”) to purchase 7,125,000 of its ordinary shares at a purchase price of $0.3411 per warrant to Aspire Capital in a registered direct offering, without an underwriter or placement agent. The closing of the Offering is scheduled to occur on August 10, 2020, subject to satisfaction of customary closing conditions.

The gross proceeds to the Company from this offering are expected to be approximately $4.9 million, before deducting a commitment fee payable to Aspire of $250,000 and other offering expenses. The Company intends to use the net proceeds from the offering to fund its research and development activities and for working capital and general corporate purposes.

The Pre-funded Warrants will have an exercise price of $0.01 per share, which is subject to adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the Company’s ordinary shares and also upon any distributions of assets to the Company’s shareholders. Each Pre-funded Warrant will be exercisable upon issuance and will terminate upon exercise in full. The Pre-funded Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of the Company’s ordinary shares outstanding immediately after giving effect to such exercise. The holder of the Pre-funded Warrants may increase or decrease this percentage, but not in excess of 19.99%, by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holder of the Pre-funded Warrants will be entitled to receive, upon exercise of the Pre-funded Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-funded Warrants immediately prior to such transaction.

The Shares, the Pre-funded Warrants and the ordinary shares underlying the Pre-funded Warrants to be issued in the registered direct offering will be issued pursuant to a prospectus supplement dated as of August 7, 2020 which will be filed with the SEC, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-230016) (the “Registration Statement”), which became effective on March 28, 2019, and the base prospectus dated as of March 28, 2019 contained in such Registration Statement. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the shares or warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the form of Purchase Agreement and form of Pre-funded Warrant are filed as Exhibits 10.1 and 4.1, respectively. The foregoing descriptions of the terms of the Purchase Agreement and the Pre-funded Warrant are qualified in their entirety by reference to such exhibits. A copy of the opinion of Meitar | Law Offices relating to the validity of the shares of the ordinary shares issued in the offering hereto and a copy of the opinion of McDermott Will & Emery LLP relating to the legality of the issuance and sale of the Pre-funded Warrants issued in the offering is attached as Exhibits 5.1 and 5.2 hereto, respectively.

On August 7, 2020, the Company also issued a press release announcing the offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Meitar | Law Offices
5.2	Opinion of McDermott Will & Emery LLP
10.1	Securities Purchase Agreement, dated August 7, 2020, between Intec Pharma Ltd. and Aspire Capital Fund, LLC
23.1	Consent of Meitar | Law Offices (included in Exhibit 5.1)
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.2)
99.1	Press Release dated August 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2020

INTEC PHARMA LTD.

By:	/s/ Nir Sassi
Nir Sassi
Chief Financial Officer

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